EXHIBIT 99.1

OXiGENE Reports Third Quarter 2014 Financial Results

- Positive Data from the Phase 2 GOG 186I Study in Ovarian Cancer Presented at Major Conference -

- Two Phase 2 Fosbretabulin Studies Initiated in Ovarian and Gastrointestinal Neuroendocrine Tumors (GI-NETs) -

SOUTH SAN FRANCISCO, Calif., Nov. 12, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter ended September 30, 2014.

"With a stronger cash balance in place, we have made important progress this quarter in advancing our pipeline of novel oncology therapeutics, which includes support for the start of two new clinical studies for our lead candidate, fosbretabulin, in ovarian cancer and GI-NETs," said Dai Chaplin, Ph.D., OXiGENE's President and CEO. "The positive results of the GOG 186I Phase 2 study recently presented at the 15th Biennial Meeting of the International Gynecologic Cancer Society underscore the therapeutic potential of fosbretabulin in recurrent ovarian cancer, particularly in those patients with platinum-resistant disease. We look forward to discussing potential next steps with the regulatory agencies and evaluating a path forward for the development of fosbretabulin in this indication."

Summary of Financial Results

At September 30, 2014, OXiGENE had cash of $32.9 million, compared to $7.0 million at December 31, 2013.

For the quarter ended September 30, 2014, OXiGENE reported a net loss of $3.4 million compared to a net loss of $2.6 million for the comparable period in 2013. The increase of $0.8 million in the net loss in the third quarter of 2014 as compared to the third quarter of 2013 was due to increased research and development expenses of approximately $1.1 million, primarily associated with initiating the Phase 2 clinical trial in GI-NETs in 2014. General and administrative expenses during the third quarter of 2014 as compared to the third quarter of 2013 decreased by approximately $0.4 million primarily due to a restricted stock award granted to an officer in the third quarter of 2013. Net loss during the third quarter of 2013 was partially offset by revenue recognized under a distribution agreement for the distribution and sale of fosbretabulin for compassionate use in patients outside the United States.

The company's net loss attributable to common stock for the third quarter of 2013 was also impacted by a non-cash deemed dividend of $2.3 million related to the preferred stock equity financing completed in September 2013. The net loss combined with this non-cash charge resulted in a net loss attributable to common stockholders of $5.0 million for the three months ending September 30, 2013. No such non-cash deemed dividend expense was recorded in 2014.

Common stock outstanding as of September 30, 2014 was 20,705,514 shares.

Conference Call Today

Members of OXiGENE's management team will host a webcast and conference call today, November 12, 2014, at 4:30 p.m. EST (1:30 p.m. PST) to discuss these results and respond to questions. To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors & Media" tab, select the link to "Events and Presentations." OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, or +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The company's lead clinical product candidate, fosbretabulin, is in development as a potential treatment for solid tumors. OXi4503, its second-generation product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)

	September 30, 2014	December 31, 2013
	(All amounts in thousands)
Assets

Cash	$ 32,887	$ 7,005
Prepaid expenses	279	93
License agreement	23	93
Other assets	64	103

Total assets	$ 33,253	$ 7,294

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 1,674	$ 1,251
Total stockholders' equity	31,579	6,043

Total liabilities and stockholders' equity	$ 33,253	$ 7,294

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	(All amounts in thousands, except per share data)

Product revenue	$ --	$ 95	$ --	$ 95

Operating Expenses:
Research and development	2,240	1,165	5,798	2,514
General and administrative	1,213	1,577	4,207	3,764

Total operating expenses	3,453	2,742	10,005	6,278

Loss from Operations	(3,453)	(2,647)	(10,005)	(6,183)

Investment income	2	1	4	3
Other (expense) income, net	1	--	(8)	--

Net loss and comprehensive loss	(3,450)	(2,646)	(10,009)	(6,180)
Non-cash deemed dividend to preferred stock	--	(2,318)	--	(4,799)
Net loss attributable to common stock	$ (3,450)	$ (4,964)	$ (10,009)	$ (10,979)

Basic and diluted net loss per share
attributable to common stock	$ (0.17)	$ (1.88)	$ (0.64)	$ (4.84)
Weighted-average number of common shares
outstanding	20,705	2,640	15,716	2,268
CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000